Exhibit 10.8

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of August 18, 2015 (the “Effective Date”), by and between Synergy CHC Corp., a Nevada corporation (the “Company”), and Kara Harshbarger (the “Consultant”).

WITNESSETH

WHEREAS, the Company desires to engage Consultant to provide certain services on an independent contractor basis as outlined below, and Consultant wishes to provide such services to Company; and

WHEREAS, the Company and Consultant desire to establish and document the terms and conditions of the consulting relationship between them.

NOW, THEREFORE, in consideration of the mutual promises and obligations of the parties set forth herein and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Appointment of Consultant; Services. Company appoints Consultant and Consultant hereby accepts appointment as an independent contractor to perform services related to marketing and sales as may be requested by the Company from time to time, which may include, without limitation, the services described on Exhibit A hereto (the “Services”).

2. Term; Termination. This Agreement will be effective as of the Effective Date and will continue in effect for one year, unless earlier terminated by either party upon written notice to the other party. If Company terminates Consultant other than for cause during the term, then the payments set forth in Section 5 will continue until the end of the term.

3. Duties of Consultant. Consultant agrees to diligently, competently, and to the best of her ability perform the Services, provided that Consultant will at all times retain sole and absolute discretion and judgment in the manner and means of carrying out the Services. Other than expenses that are preapproved by the Company in writing, Consultant will be responsible for her expenses incurred in connection with the performance of the services described herein, including, without limitation, the costs and expenses of any insurance, office space, and supplies, as well as any applicable taxes, withholdings, contributions, fees or charges levied or required by any governmental entity as a result of Consultant’s performance of the Services; provided, however, for the purposes of this Section 3, the Company hereby preapproves any and all QVC travel expenses as well as press travel expenses for two meetings annually in New York City with beauty editors. Consultant will obtain and maintain all licenses, permits and approvals necessary to perform the Services.

4. Services for Others. During Consultant’s engagement with the Company, Consultant will be free to perform services for other persons and entities, provided that performance of such services does not materially interfere with Consultant’s performance of the Services under this Agreement, and Consultant will comply with Sections 9, 10, and 12 of this Agreement with respect to her services for or on behalf of other persons and entities.

5. Compensation of Consultant. As compensation for the performance of the Services, the Company will pay Consultant a consulting fee of ten thousand dollars ($10,000) per month while this Agreement remains in effect, prorated for any partial months. Consultant will be paid in advance in installments of ten thousand dollars ($10,000) on the 1st day of each month while this Agreement remains in effect, upon receipt of an invoice from Consultant. The initial payment of $10,000 shall be payable on August __, 2015.

6. Independent Contractor Status of Consultant.

(a) Consultant’s legal status is an independent contractor of Company. Nothing in this Agreement makes Consultant the agent, partner, joint venturer, employee, or legal representative of Company for any purpose whatsoever; nor shall Consultant hold herself out as such. Consultant will have no authority to bind Company in any manner or for any purpose.

(b) Consultant (and any employees or agents of Consultant) will not be employees of Company for any purpose, including for purposes of the Fair Labor Standards Act’s minimum wage and overtime provisions, nor any other provision of federal, state, or local law applicable to employees. Further, Consultant understands and agrees that Consultant (and any employees or agents of Consultant) will not be entitled to any employment benefits that may be made available by the Company to its employees, including but not limited to vacation pay, sick leave, retirement benefits, social security, workers’ compensation, health or disability benefits, and unemployment insurance benefits.

(c) Consultant acknowledges that Consultant has not relied on any statements or representations by the Company or its attorneys with respect to the tax treatment of any compensation due under this Agreement. Consultant understands that the Company will not be responsible for withholding or paying any federal, state, or local income, social security, or other taxes in connection with any compensation paid under this Agreement, and Consultant agrees that Consultant is solely responsible for any such tax payments.

7. Representations. Consultant hereby represents and warrants to Company that (a) Consultant is free to enter into this Agreement with Company and to perform the Services described herein; (b) the execution of this Agreement and the performance of the Services by Consultant will not result in the breach of any express or implied, oral or written, contract or agreement, to which Consultant is bound (including, without limitation, any non-competition agreement with a current or prior employer); and (c) the execution of this Agreement and the performance of the Services will not at any time interfere with or violate any third party rights (including, without limitation, the use, disclosure, misappropriation, or infringement of any confidential information, proprietary rights or intellectual property belonging to any other person or entity).

8. Indemnification.

(a) Consultant agrees to indemnify and hold Company harmless from and against any and all third party liabilities, claims, causes of action, losses, costs, fees (including, without limitation, attorneys’ fees), expenses, damages and penalties arising out of or relating to the acts or omissions of Consultant or her agents in performing Consultant’s obligations under this Agreement (including, without limitation, any negligence or intentional misconduct in performing the Services, or any breach of any representation, warranty or other provision of this Agreement by Consultant).

(b) Company agrees to indemnify and hold Consultant harmless from and against any and all third party liabilities, claims, causes of action, losses, costs, fees (including, without limitation, attorneys’ fees), expenses, damages and penalties arising out of or relating to the acts or omissions of Company or its agents in performing Company’s obligations under this Agreement (including, without limitation, any breach of any representation, warranty or other provision of this Agreement by Company).

9. Ownership of Intellectual Property.

(a) Consultant will immediately and fully disclose in writing to the Company all intellectual property and other proprietary information, including without limitation, all inventions, methods, processes, innovations, discoveries, developments, ideas, technologies, computer code and programs, macros, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship, technical materials relating to the business of the Company conceived or developed for the Company by the Consultant during her engagement by the Company (collectively, “Intellectual Property”) whether or not any such Intellectual Property is patentable, copyrightable, or otherwise protectable. Notwithstanding the foregoing, this Agreement shall not be construed to apply to, and shall not create any assignment of, any Intellectual Property of Consultant that Consultant developed entirely on Consultant’s own time without using the Company’s equipment, facilities, or trade secret information, except for Intellectual Property that results from any work performed by the Consultant for the Company. The Company acknowledges that Consultant, subject to the Non-competition provisions of Section 12, below, may create inventions, methods, processes, innovations, discoveries, developments, ideas, technologies, computer code and programs, macros, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship, technical materials for third parties during the term of this Agreement.

(b) Consultant does hereby, and will from time to time immediately upon the conception or development of any Intellectual Property in the course of Consultant’s engagement with the Company assign to the Company all of her right, title and interest in and to all such Intellectual Property (whether or not patentable, registrable, recordable or protectable by copyright and regardless of whether the Company pursues any of the foregoing). If any Intellectual Property falls within the definition of “work made for hire,” as such term is defined in 17 U.S.C. § 101, such Intellectual Property will be considered “work made for hire,” and the copyright of such Intellectual Property will be owned solely and exclusively by the Company. If any Intellectual Property does not fall within such definition of “work made for hire” then the right, title, and interest in and to such Intellectual Property of Consultant will be assigned to the Company pursuant to the first sentence of this Section 9(b).

(c) Consultant will execute and deliver any assignment instruments and do all other things reasonably requested by the Company (both during and after Consultant’s engagement with the Company) in order to more fully vest in the Company sole and exclusive right, title, and interest in and to all Intellectual Property. Consultant agrees to cooperate with and provide reasonable assistance to the Company in the preparation of applications for letters patent, copyright, and other forms of protection for Intellectual Property, including but not limited to the execution and delivery of any instruments reasonably requested by the Company (both during and after Consultant’s engagement with the Company), in order to protect the Company’s interest in and to all Intellectual Property. If the Company is unable for any reason to secure Consultant’s signature on any lawful and necessary document required to apply for or execute any patent, trademark, copyright or other applications with respect to any Intellectual Property (including renewals, extensions, continuations, divisions or continuations in part thereof), Consultant hereby irrevocably designates and appoints the Company and its then current Chief Executive Officer as Consultant’s agent and attorney-in-fact to act for and in behalf and instead of Consultant, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or other rights thereon with the same legal force and effect as if executed by Consultant.

10. Confidential Information.

(a) Consultant acknowledges that during her engagement with Company, Consultant will have access to certain highly-sensitive, confidential, and proprietary information belonging to the Company or third parties who may have furnished such information under obligations of confidentiality, relating to and used in the Company’s business (collectively, “Confidential Information”). Consultant acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of information and material, including all copies, notes, or other reproductions or replicas thereof: financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, and distribution strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, licensed, or maintained by the Company; information related to the Company’s inventions, research, products, designs, methods, know-how, formulae, techniques, systems, processes; customer lists; non-public information relating to the Company’s customers, suppliers, employees, distributors, or investors; the specific terms of the Company’s agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which the Company may be associated from time to time; and any and all information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that Consultant reasonably knows should be, or has been, treated by the Company as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.

(b) Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Consultant or other violation of this Agreement; or (iii) is disclosed to Consultant by a third party under no obligation to maintain the confidentiality of the information.

(c) Consultant agrees that Consultant will maintain the confidentiality of the Confidential Information at all times during and following her engagement by the Company and will not, directly or indirectly, use or disclose any Confidential Information for any purpose other than to the extent necessary to perform the Services.

(d) The restrictions in Section 10(c) above will not apply to any information to the extent that Consultant is required to disclose such information by law, provided that the Consultant (i) notifies the Company of the existence and terms of such obligation (to the extent Consultant is not legally prohibited or restricted from doing to), (ii) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure (to the extent Consultant is not legally prohibited or restricted from doing to), and (iii) only discloses that information actually required to be disclosed.

11. Return of Property. Upon termination of Consultant’s engagement with the Company for any reason, or at any time upon request of the Company, Consultant will promptly deliver to the Company all Confidential Information in any form along with all personal property belonging to the Company that is in Consultant’s possession, custody, or control, including, without limitation, all files, memoranda, designs, correspondence, manuals, programs, data, records, notes, notebooks, reports, papers, equipment, computer software, proposals, or any other file, material, document or possession (whether in hard copy or any electronic format), however obtained, along with any reproductions or copies. Notwithstanding the foregoing, Consultant may retain Confidential Information to the extent required to demonstrate her compliance with any legal, fiduciary or professional obligations, as well as Confidential Information contained in deleted emails and electronic documents which are archived by or on her behalf but are not accessible by the individuals who created or received such emails or documents, provided that in each case any retained Confidential Information shall remain subject to the confidentiality and non-use obligations set forth herein in accordance with the terms of this Agreement.

12. Non-Competition and Non-Solicitation. The parties acknowledge and agree that Consultant, through her association with Company as an independent contractor, will acquire a considerable amount of knowledge and goodwill with respect to the business of Company (including but not limited to its customer relationships), which knowledge and good will are extremely valuable to Company and which would be extremely detrimental to Company if used by Consultant to compete with Company. It is therefore understood and agreed that it is necessary for Consultant to be bound by certain reasonable covenants in order to afford fair protection to Company from unfair competition by Consultant. Consequently, as a material inducement for Company to engage Consultant, Consultant agrees to the restrictive covenants described herein.

(a) Definitions. The following definitions are applicable to this Section 12:

(i) “Business” means the marketing and sale of skincare, nail polish and nail care products, including but not limited to products under the brand name Hand MD.

(ii) “Customer” means any person or entity who is or was a customer or client of the Company at the time of, or during the 12 month period prior to, the termination of Consultant’s engagement with the Company.

(iii) “Restricted Period” means the period commencing on the date of termination of Consultant’s engagement with the Company and ending twelve (12) months after such date; provided, however, that the period shall be tolled and shall not run during any time Consultant is in violation of this Section 12, it being the intent of the parties that the Company is entitled to a full twelve (12) months post-engagement free of Consultant’s competition and solicitation as described in this Section 12.

(iv) “Territory” means the United States of America, it being understood that the business of the Company is nationwide in scope.

(b) Non-Competition. During Consultant’s engagement with the Company and during the Restricted Period, Consultant will not (i) engage in the Business in the Territory (other than on behalf of the Company), or (ii) hold a position based in or with responsibility for all or part of the Territory, with any person or entity engaging in the Business, whether as an employee, consultant, or otherwise, in which Consultant will have duties, or will perform or be expected to perform services for such person or entity, that is or are the same as or substantially similar to the services actually performed by Consultant for the Company within the twelve (12) month period immediately preceding the termination of Consultant’s engagement with the Company, or in which Consultant will use or disclose or be reasonably expected to use or disclose any confidential or proprietary information of the Company.

(c) Non-Solicitation. During Consultant’s engagement with the Company and during the Restricted Period, Consultant will not, directly or indirectly, on Consultant’s own behalf or on behalf of any other party (except on behalf of the Company):

(i) Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by the Company;

(ii) Accept as a customer any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by the Company;

(iii) Induce, encourage, or attempt to induce or encourage any Customer to reduce, limit, or cancel its business with the Company; or

(iv) Solicit, induce, or attempt to solicit or induce any employee or consultant of the Company to terminate his or her employment or engagement with the Company.

(d) Reasonableness of Restrictions. Consultant acknowledges and agrees that (i) the restrictive covenants in this Agreement are essential elements of Consultant’s engagement by the Company and are reasonable given Consultant’s access to the Company’s confidential information and the substantial knowledge and goodwill Consultant will acquire with respect to the business of the Company as a result of Consultant’s engagement by the Company; (ii) the restrictive covenants contained in this Agreement are reasonable in time, territory, and scope, and in all other respects. Should any part or provision of this Section 12 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement. The parties further agree that if any portion of this Section 12 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be replaced by terms that are valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.

13. Remedies. Consultant acknowledges and agrees that Consultant’s breach or threatened breach of Sections 9, 10, 11, and/or 12 of this Agreement will result in immediate and irreparable injury to Company, which injury will not be subject to redress by monetary damages. Accordingly, Consultant agrees that Company is entitled to enforce this Agreement by seeking a temporary restraining order, preliminary and permanent injunction and/or any other appropriate equitable relief to prevent or retrain such breach. Nothing in this Section prohibits the Company from pursuing any other remedies available to it in law or equity, including but not limited to the recovery of monetary damages. The Company will be entitled to recover its costs incurred in connection with any action to enforce Sections 9, 10, 11, and/or 12 of this Agreement, including reasonable attorneys’ fees and expenses, to the maximum extent permitted by law.

14. Benefit; Assignment. The rights, duties and obligations of the parties under this Agreement shall inure to the benefit and shall be binding upon their respective successors and permitted assigns. Neither this Agreement nor the respective rights, duties, obligations and responsibilities of Consultant under this Agreement may be assigned or transferred, in whole or in part, by Consultant to any other person, association, organization, company or other entity (including subcontractors) without the prior written consent of Company.

15. Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to that body of law known as choice of law. Any litigation arising out of or related to this Agreement will be brought exclusively in the state or federal courts located in Wilmington, Delaware. Each party (a) consents to the personal jurisdiction of said courts, (b) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (c) agrees not to bring any proceeding arising out of or relating to this Agreement in any other court.

16. Miscellaneous.

(a) The provisions of Sections 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, and 16 will survive the termination of this Agreement for any reason.

(b) Should any provision of this Agreement or the application thereof, to any extent, be held invalid or unenforceable, the remainder of this Agreement and the application thereof, other than those provisions held invalid or unenforceable, shall not be affected thereby and shall continue valid and enforceable to the fullest extent permitted by law or equity.

(c) No waiver by either party of any breach of this Agreement shall be construed as a waiver of any succeeding breach of this Agreement.

(d) This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.

(e) This Agreement represents the entire and integrated agreement between the parties and supersedes all prior negotiations, representations or agreements, either written or oral regarding the subject matter thereof.

(f) This Agreement may be amended only by a written instrument signed by both Company and Consultant.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

CONSULTANT:	COMPANY:

Kara Harshbarger	Synergy CHC Corp.

/s/ Kara Harshbarger	By:	/s/ Jack Ross
Kara Harshbarger		Jack Ross, Chief Executive Officer

Exhibit A

Sales, marketing, and product development other consulting services.

Assistance with development of at least two new products for the Company.